UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. )*

Avalon Pharmaceuticals, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

05346P 10 6

(CUSIP Number)

Raymond J. Whitaker
EuclidSR Partners
45 Rockefeller Plaza
New York, N.Y. 10111
212-218-6880

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

October 4, 2005

(Date of Event Which Requires Filing of this Statement)

1. Names of Reporting Persons.

I.R.S. Identification Nos. of above persons (entities only).

EuclidSR Partners

Tax ID # 13-4107557

2. Check the Appropriate Box if a Member of a Group

(a) [x]

(b)

3. SEC Use Only

4. Source of Funds - Other

5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) - N/A

6. Citizenship or Place of Organization Delaware

Number of Shares Beneficially by Owned by Each Reporting Person With	7. Sole Voting Power - 0 Shares
8. Shared Voting Power - 758,191 Shares
9. Sole Dispositive Power - 0 Shares

10. Shared Dispositive Power - 758,191 Shares

11. Aggregate Amount Beneficially Owned by Each Reporting Person - 758,191

12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares -

Previously held Pref B shares converted to 275,387 shares of common stock and 1,758 shares of common stock underlying options currently exercisable or exercisable within 60 days held by EuclidSR Partners and 275,387 shares of common stock and 1,758 shares of common stock underlying options currently exercisable or exercisable within 60 days held by EuclidSR Biotechnology Partners. Also Includes 203, 900 shares of common stock purchased at the IPO.

13. Percent of Class Represented by Amount in Row (11) - 9.0%

14. Type of Reporting Person - PN

1. Names of Reporting Persons.

I.R.S. Identification Nos. of above persons (entities only).

Elaine V. Jones

2. Check the Appropriate Box if a Member of a Group

(a) [x]

(b)

3. SEC Use Only

4. Source of Funds - Other

5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) - N/A

6. Citizenship or Place of Organization Delaware

Number of Shares Beneficially by Owned by Each Reporting Person With	7. Sole Voting Power - 0 Shares
8. Shared Voting Power - 758,191 Shares
9. Sole Dispositive Power - 0 Shares

10. Shared Dispositive Power - 758,191 Shares

11. Aggregate Amount Beneficially Owned by Each Reporting Person - 758,191

12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares -

Previously held Pref B shares converted to 275,387 shares of common stock and 1,758 shares of common stock underlying options currently exercisable or exercisable within 60 days held by EuclidSR Partners and 275,387 shares of common stock and 1,758 shares of common stock underlying options currently exercisable or exercisable within 60 days held by EuclidSR Biotechnology Partners. Also Includes 203, 900 shares of common stock purchased at the IPO.

13. Percent of Class Represented by Amount in Row (11) - 9.0%

14. Type of Reporting Person - PN

1. Names of Reporting Persons.

I.R.S. Identification Nos. of above persons (entities only).

Barbara J. Dalton

2. Check the Appropriate Box if a Member of a Group

(a) [x]

(b)

3. SEC Use Only

4. Source of Funds - Other

5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) - N/A

6. Citizenship or Place of Organization Delaware

Number of Shares Beneficially by Owned by Each Reporting Person With	7. Sole Voting Power - 0 Shares
8. Shared Voting Power - 758,191 Shares
9. Sole Dispositive Power - 0 Shares

10. Shared Dispositive Power - 758,191 Shares

11. Aggregate Amount Beneficially Owned by Each Reporting Person - 758,191

12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares -

Previously held Pref B shares converted to 275,387 shares of common stock and 1,758 shares of common stock underlying options currently exercisable or exercisable within 60 days held by EuclidSR Partners and 275,387 shares of common stock and 1,758 shares of common stock underlying options currently exercisable or exercisable within 60 days held by EuclidSR Biotechnology Partners. Also Includes 203, 900 shares of common stock purchased at the IPO.

13. Percent of Class Represented by Amount in Row (11) - 9.0%

14. Type of Reporting Person - PN

1. Names of Reporting Persons.

I.R.S. Identification Nos. of above persons (entities only).

Milton J. Pappas

2. Check the Appropriate Box if a Member of a Group

(a) [x]

(b)

3. SEC Use Only

4. Source of Funds - Other

5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) - N/A

6. Citizenship or Place of Organization Delaware

Number of Shares Beneficially by Owned by Each Reporting Person With	7. Sole Voting Power - 0 Shares
8. Shared Voting Power - 758,191 Shares
9. Sole Dispositive Power - 0 Shares

10. Shared Dispositive Power - 758,191 Shares

11. Aggregate Amount Beneficially Owned by Each Reporting Person - 758,191

12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares -

Previously held Pref B shares converted to 275,387 shares of common stock and 1,758 shares of common stock underlying options currently exercisable or exercisable within 60 days held by EuclidSR Partners and 275,387 shares of common stock and 1,758 shares of common stock underlying options currently exercisable or exercisable within 60 days held by EuclidSR Biotechnology Partners. Also Includes 203, 900 shares of common stock purchased at the IPO.

13. Percent of Class Represented by Amount in Row (11) - 9.0%

14. Type of Reporting Person - PN

1. Names of Reporting Persons.

I.R.S. Identification Nos. of above persons (entities only).

Stephen K. Reidy

2. Check the Appropriate Box if a Member of a Group

(a) [x]

(b)

3. SEC Use Only

4. Source of Funds - Other

5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) - N/A

6. Citizenship or Place of Organization Delaware

Number of Shares Beneficially by Owned by Each Reporting Person With	7. Sole Voting Power - 0 Shares
8. Shared Voting Power - 758,191 Shares
9. Sole Dispositive Power - 0 Shares

10. Shared Dispositive Power - 758,191 Shares

11. Aggregate Amount Beneficially Owned by Each Reporting Person - 758,191

12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares -

Previously held Pref B shares converted to 275,387 shares of common stock and 1,758 shares of common stock underlying options currently exercisable or exercisable within 60 days held by EuclidSR Partners and 275,387 shares of common stock and 1,758 shares of common stock underlying options currently exercisable or exercisable within 60 days held by EuclidSR Biotechnology Partners. Also Includes 203, 900 shares of common stock purchased at the IPO.

13. Percent of Class Represented by Amount in Row (11) - 9.0%

14. Type of Reporting Person - PN

1. Names of Reporting Persons.

I.R.S. Identification Nos. of above persons (entities only).

Raymond J. Whitaker

2. Check the Appropriate Box if a Member of a Group

(a) [x]

(b)

3. SEC Use Only

4. Source of Funds - Other

5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) - N/A

6. Citizenship or Place of Organization Delaware

Number of Shares Beneficially by Owned by Each Reporting Person With	7. Sole Voting Power - 0 Shares
8. Shared Voting Power - 758,191 Shares
9. Sole Dispositive Power - 0 Shares

10. Shared Dispositive Power - 758,191 Shares

11. Aggregate Amount Beneficially Owned by Each Reporting Person - 758,191

12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares -

Previously held Pref B shares converted to 275,387 shares of common stock and 1,758 shares of common stock underlying options currently exercisable or exercisable within 60 days held by EuclidSR Partners and 275,387 shares of common stock and 1,758 shares of common stock underlying options currently exercisable or exercisable within 60 days held by EuclidSR Biotechnology Partners. Also Includes 203, 900 shares of common stock purchased at the IPO.

13. Percent of Class Represented by Amount in Row (11) - 9.0%

14. Type of Reporting Person - PN

1. Names of Reporting Persons.

I.R.S. Identification Nos. of above persons (entities only).

Graham D.S. Anderson

2. Check the Appropriate Box if a Member of a Group

(a) [x]

(b)

3. SEC Use Only

4. Source of Funds - Other

5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) - N/A

6. Citizenship or Place of Organization Delaware

Number of Shares Beneficially by Owned by Each Reporting Person With	7. Sole Voting Power - 0 Shares
8. Shared Voting Power - 758,191 Shares
9. Sole Dispositive Power - 0 Shares

10. Shared Dispositive Power - 758,191 Shares

11. Aggregate Amount Beneficially Owned by Each Reporting Person - 758,191

12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares -

Previously held Pref B shares converted to 275,387 shares of common stock and 1,758 shares of common stock underlying options currently exercisable or exercisable within 60 days held by EuclidSR Partners and 275,387 shares of common stock and 1,758 shares of common stock underlying options currently exercisable or exercisable within 60 days held by EuclidSR Biotechnology Partners. Also Includes 203, 900 shares of common stock purchased at the IPO.

13. Percent of Class Represented by Amount in Row (11) - 9.0%

14. Type of Reporting Person - PN